Exhibit 99.1

Worksport Finalizes Second Major Private Label Agreement

TORONTO – March 16, 2021 — Worksport Ltd (OTC: WKSP) (or the “Company”) is excited to report to its investors, shareholders, and supporters that as of March 8, 2021, it has expanded its Private Label business segment, adding yet another major brand. Worksport’s Sales team has been effective in negotiations and successfully closed on their second major Private Label agreement in the US, bringing with it a multinational, very high value brand. As was previously stated, under the terms of the supply partnership, the identity of this party must remain private.

Figure 1Worksport Factory Private Label Shipment Ready to Ship Out

“Worksport continues to drive forward with charismatic representation and is expanding its Private Label business with high value, reputable brands. Our traction and respective attention are undeniable, and we will continue to take full advantage of this momentum while we finalize terms with an immediate third in the queue as more potential customers & partners alike knock on our door,” says Worksport CEO Steven Rossi. “I will emphasize, again, that although this Private Label brand’s identity must remain private due to contract terms, we are extremely excited to cooperate with them as their ecosystem includes large, nationally recognized companies, both in the USA and globally.”

As is Worksport’s standard practice, it will create bespoke tonneau cover designs exclusively for these multinational companies, from its original, non-solar, patented product lines. Assuredly, these products will not compete with Worksport’s branded product offerings, and are accretive to company income as the technology, designs, and manufacturing processes are already in place.

Figure 2Worksport China Operations Busy Producing Private Label Tonneau Covers

“Over the past decade, we have created the Gold standard for tonneau covers, building up a robust supply chain and continually refining operational processes. The impactful practices of this winning combination are beginning to be acknowledged by some of the biggest players in our target markets,” states Rossi, adding, “Indeed, we will continue to enhance and optimize our methods, ensuring our competitive moat to account for new alternative participants that may enter this space.”

Subsequent discussions have already hit on future agreement amendments for private label implementations of Worksport’s highly anticipated and forthcoming TerraVis Solar Tonneau Cover and COR Battery Systems. Accounting for the upper echelon of the U.S. economy’s revenue, the aforementioned brand earns upwards of $60 Billion annually, making them a very high value, long term client for Worksport.

To stay up-to-date on all the latest Worksport news… investors, shareholders, and supporters are encouraged to follow the company’s social media accounts on Twitter, Facebook, LinkedIn, and Instagram, as well as sign up for the company’s newsletters at www.worksport.com and www.goterravis.com. Worksport will continue to update investors, shareholders, and supporters to maintain the highest level of disclosure and information dissemination as Worksport continues to grow and develop at a very rapid pace.

About Worksport Ltd.

Worksport Ltd. (currently OTCQB: WKSP) develops and manufactures high quality, modular, attractively priced tonneau covers and solar-powered systems for light-duty trucks such as the Sierra, Silverado, Canyon, RAM, Ford F-Series, et al. and consumer adventures & emergency/ disaster-recovery purposes, where portable energy is a necessity. The modular, redefining Worksport TerraVis™ tonneau cover system is being mindfully designed for the jobsite contractor and off-road, light-duty trucker - for work and play - to sustainably supply extra energy for those additional miles. Its allied TerraVis COR™ mobile energy storage system (ESS), expected to launch by end of 2021, will be another redefining product targeted for vacationers, second-home owners, and campers. Plans are also being constructed to address the dire adoption & scaling needs of the EV markets with grid micro-charging stations to provide convenience and efficiency in recharging to smaller form-factor EVs. For more information, please visit www.worksport.com and www.goterravis.com.

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For further information please contact:

Mr. Steven Rossi
CEO & Director

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Worksport Ltd

T: 1-888-554-8789
E: srossi@worksport.com

Forward-Looking Statements

This document may contain forward-looking statements, relating to Worksport™ operations or to the environment in which it operates, which are based on Worksport™ operations, estimates, forecasts and projections. These statements are not guarantees of future Company performance and may involve risks and uncertainties that are difficult to predict, and/or are beyond Worksport’s control. A number of important factors could cause actual outcomes and results to differ materially from those expressed in these forward-looking statements. Consequently, readers should not place any undue reliance on such forward-looking statements. Worksport™ disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. No Stock Exchange or Regulation Services Provider accepts responsibility for the adequacy or accuracy of this release.